Exhibit 10.25

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of October 15, 2020, by and between East West Bank (“Bank”) and INSPIRATO, LLC (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth in this Section 1.1. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower in respect thereof and Borrower’s Books relating to any of the foregoing.

“Adjusted EBITDA” means earnings before interest, taxes depreciation and amortization, plus (i) non-cash compensation charges or expenses, plus (ii) all other non-cash charges and expenses; provided, however, that the aggregate total of such other non-cash charges and expenses added back pursuant to this clause (ii) shall not exceed One Million Dollars ($1,000,000.00) in any fiscal year of Borrower, plus any addbacks as Bank may determine in its sole discretion following the completion of satisfactory diligence.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Average Monthly Recurring Revenue” means, for any date of determination, an amount equal to the aggregate amount of Monthly Recurring Revenue from Eligible Recurring Revenue Contracts of the Borrower and its Subsidiaries on a consolidated basis for the trailing three (3) month period, determined as of the last day of the most recently completed month divided by three (3).

“Bank Expenses” means all reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable and documented attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Borrower, as amended, restated, supplemented or otherwise modified from time to time; provided that Section 3.4 shall not be amended in any manner that is adverse to the interests of Bank.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to four hundred percent (400%) of (i) Borrower’s Average Monthly Recurring Revenue from Eligible Recurring Revenue Contracts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower less (ii) Subscriber Churn Revenue; provided however, that the Borrowing Base may be revised from time to time by Bank following each Collateral audit or as Bank deems necessary in Bank’s reasonable judgment, in each case, upon no less than thirty (30) days’ prior written notice to Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California are authorized or required to close.

“Cash” means unrestricted (other than restrictions in favor of Bank) cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Managers of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means Colorado, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent (i) any such property is nonassignable by its terms (or the terms of any contract or agreement governing such property), without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) any such property consists of Excluded Accounts, solely to the extent that the granting of a security interest in any such Excluded Accounts would result in a breach of, or default under, any contract or agreement governing such Excluded Account or result in a right of termination in favor of any third party with respect thereto, (iii)the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iv) any such property constitutes the capital stock of a Foreign Subsidiary, in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

“Collateral State” means the state or states or other countries, territories or jurisdictions where the Collateral is located, which are California, Maryland, Michigan, Montana, Nevada, Wyoming, Texas, Arizona, Florida, South Carolina, Utah, Hawaii, Massachusetts, Colorado, Delaware, Puerto Rico, Mexico, Turk & Caicos, Italy, France, Dominican Republic, British Virgin Islands, Barbados, Bahamas, U.S. Virgin Islands, Cayman Islands, Costa Rica, Tortola, Jamaica, and Canada.

“Collocation Property” means the Borrower’s servers, racks, and related equipment stored at the collocation facility located at 900 South Broadway, Denver, CO 80209, provided that such Collocation Property does not at any time exceed a book value of Two Hundred Fifty Thousand Dollars ($250,000.00).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contracts” means subscription contracts, membership contracts, maintenance contracts, and maintenance renewal contracts of Borrower.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Eligible Recurring Revenue Contracts” means Contracts billed and collected within the United States yielding Monthly Recurring Revenue, provided that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Recurring Revenue Contracts shall not include the following:

(a)	Contracts for which more than twenty-five percent (25%) of the average monthly value of such Contract is not paid within ninety (90) days of invoice date; and

(b)	Contracts with respect to which the customer is subject to any Insolvency Proceeding, or becomes insolvent or goes out of business.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Existing Indebtedness” is the Indebtedness (other than contingent reimbursement and indemnification obligations for which no claim has been asserted) of Borrower to PacWest in the aggregate principal outstanding amount as of the Closing Date of approximately Seven Million Five Thousand Seven Hundred and Eighty Two Dollars and Sixty-Four Cents ($7,005,782.64) pursuant to that certain Loan and Security Agreement, dated November 16, 2017, entered into by and between PacWest and Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary (a) which is a “controlled foreign corporation” (as defined in Section 957 of the IRC), (b) all or substantially all of whose assets consist of equity securities of (or debt obligations owed or treated as owed by) (y) one or more “controlled foreign corporations” (as defined in Section 957 of the IRC) or (z) Subsidiaries described in this clause (b), or (c) that is a direct or indirect Subsidiary of (y) a Subsidiary of a type described in clause (b) or (z) a “controlled foreign corporation” (as defined in Section 957 of the IRC).

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Guaranty Documents” has the meaning assigned in Section 8.11.

“Guarantor” is any Person executing Guaranty Documents.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, in respect of obligations described in clauses (a) through (c) of this definition.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inspirato Italy” means Picco Grigio S.r.L., a wholly-owned Subsidiary of Borrower organized under the laws of Italy.

“Inspirato Mexico” means Inspirato Mexico S. de R.L. de C.V., a wholly-owned Subsidiary of Borrower organized under the laws of Mexico.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)

Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any other Person, or any loan, advance or capital contribution to any other Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Membership Lease Property” means any furniture, fixtures, operating supplies and equipment maintained by Borrower at any vacation or other premises available to Borrower’s and its Subsidiaries’ customers pursuant to membership agreements by such customers with Borrower or Borrower’s Subsidiaries.

“Monthly Recurring Revenue” means, with respect to any measurement period, monthly recurring revenue recognized in accordance with GAAP during such period from Contracts.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, the Unused Fee, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“PacWest” means Pacific Western Bank.

“PacWest Letter of Credit” means a letter of credit in the amount of One Million Seven Hundred Sixty Eight Thousand Seven Hundred Fifty Six Dollars and Sixty-Seven Cents ($1,768,756.67) issued to Borrower from PacWest pursuant to that certain Irrevocable Standby Letter of Credit, dated October 29, 2019, entered into by and between PacWest and Borrower.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Acquisition” means any purchase or other acquisition by Borrower or its Subsidiaries (including the creation and capitalization of any Subsidiary in connection with such purchase or other acquisition) of (x) the capital stock of a Person that, upon the consummation thereof, will become a Subsidiary (including as a result of a merger or consolidation) or (y) all or substantially all the assets of, or assets constituting one or more business units of, any Person (an “Acquisition”); provided, that, with respect to each such Acquisition, (i) no Event of Default has occurred, is continuing or would exist immediately after giving effect to such Acquisition, (ii) the aggregate cash consideration paid in connection with Acquisitions does not exceed One Million Dollars ($1,000,000); provided, however, that such consideration paid shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in Cash, in any fiscal year of Borrower, (iii) such Acquisition does not result in a Change in Control, and (iv) in the case of any Acquisition involving Borrower, Borrower is the surviving legal entity.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower or any Subsidiary in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)

Indebtedness not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Intercompany Indebtedness to the extent constituting a Permitted Investment;

(g)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(h)	Indebtedness in respect of performance bonds, bid bonds, letters of credit, surety bonds, appeal bonds, and similar obligations;

(i)	Indebtedness incurred in connection with Third Party Merchant Services incurred in the ordinary course of business;

(j)	Indebtedness incurred on corporate credit cards in the ordinary course of business in an aggregate amount not to exceed Three Million Dollars ($3,000,000) at any time outstanding;

(k)	To the extent constituting Indebtedness, Indebtedness incurred in connection with the financing of insurance premiums;

(l)	Indebtedness consisting of any Contingent Obligations with respect to Indebtedness of Borrower or any Subsidiary of Borrower that otherwise constitutes Permitted Indebtedness;

(m)	Other unsecured Indebtedness not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time outstanding;

(n)

Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (except by the amount of any fees, premiums or other amounts incurred in connection with such extension, refinancing or renewal) or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(o)

Unsecured Indebtedness authorized by the U.S. Small Business Administration including under the Paycheck Protection Program, with principal amount not to exceed Nine Million Four Hundred and Seven Thousand Dollars ($9,407,000.00) in the aggregate.

“Permitted Investment” means:

(a)	Investments (i) existing on the Closing Date disclosed in the Schedule and (ii) in Subsidiaries in existence as of the Closing Date;

(b)

(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv) Bank’s money market accounts; (v) Investments in deposit or checking accounts held with Bank or otherwise permitted by, and subject to the terms and conditions of, Section 6.6 and (vi) Investments consistent with any investment policy adopted by Borrower’s board of managers;

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)	Investments accepted in connection with Permitted Transfers;

(e)

Investments (i) by Borrower in or to any Guarantor, (ii) by Subsidiaries in or to other Subsidiaries or Borrower, and (iii) by Borrower in or to Subsidiaries that are not Guarantors in an amount not to exceed Three Million Dollars ($3,000,000.00) in the aggregate in any fiscal year of Borrower;

(f)

Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Managers;

(g)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)

Subject to Section 7.12, Investment by Borrower or its Subsidiaries in Inspirato Mexico and Inspirato Italy so long as no Event of Default has occurred and is continuing or would result immediately after giving effect to any such Investment;

(i)

Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements, in each case, entered into in the ordinary course of business and designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, but in no case for speculation purposes;

(j)	(i) Permitted Acquisitions and (ii) transactions expressly permitted by Section 7.3;

(k)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(l)

Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year; and

(m)	Other Investments in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in any fiscal year of Borrower.

“Permitted Liens” means the following:

(a)

Any Liens (a) existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances), or (b) arising under this Agreement or the other Loan Documents or any other agreement in favor of Bank;

(b)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)

Liens not to exceed One Million Dollars ($1,000,000.00) in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon or accessions or additions thereto, and the proceeds of such Equipment;

(d)

Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien (together with an improvements thereon or accessions or additions thereto) and the principal amount of the indebtedness being extended, renewed or refinanced does not increase (except by the amount of any fees, premium or other charges incurred in connection with such extension, renewal or refinancing);

(e)	Liens on the Collateral securing Subordinated Debt;

(f)

Subject to Section 6.6, Liens in favor of financial institutions arising in connection with Borrower’s or its Subsidiaries’ deposit accounts and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in such accounts to the extent required by Section 6.6;

(g)

Liens of carriers, landlords, banks (including customary rights of set off), warehousemen, mechanics, suppliers, or other possessory Liens that are imposed by law arising in the ordinary course of business, so long as the underlying obligations are not delinquent or remain payable without penalty or are being contested in good faith by appropriate proceedings which have the effect of staying or preventing the forfeiture or sale of the property subject to any such Lien;

(h)

Liens securing payment of workers’ compensation, employment insurance, old-age pensions, social security, and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(i)

Deposits to secure (i) the performance of bids, tenders, trade contracts, leases, government contracts, statutory obligations, customs and other obligations of a similar nature, in each case, incurred in the ordinary course of business and (ii) obligations described in clauses (h), (i), (j), and (l) of the definition of “Permitted Indebtedness”;

(j)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(k)

Easements, rights or way, restrictions, encroachments, and other minor defects or irregularities of title, in each case, that do not interfere in any material respect with the ordinary conduct of Borrower’s or its Subsidiaries’ businesses;

(l)

Leases, subleases, non-exclusive licenses or sublicenses of property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business);

(m)	Non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(n)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments); and

(o)

Liens in favor of other financial institutions arising in connection with Borrower’s or its Subsidiaries’ deposit accounts and/or securities accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts to the extent required by Section 6.6.

“Permitted Transfer” means a Transfer:

(a)	Of Inventory or Membership Lease Property in the ordinary course of business;

(b)	Consisting of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	Of worn-out or obsolete Equipment;

(d)	Consisting of grants of security interests and other Liens that constitute Permitted Liens;

(e)	of assets otherwise permitted by Section 7, including Permitted Investments and distributions permitted pursuant to Section 7.6;

(f)	(i) by Borrower to any Guarantor, (ii) by any Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor, or (iii) from a Subsidiary to Borrower or any Guarantor;

(g)

Consisting of the sale of real property by any Subsidiary of Borrower; provided that any such sale of real property is made in exchange for cash in an amount that is not less than the fair market value of such real property; or;

(h)	Of other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Thousand Dollars ($200,000.00) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of three and one quarter percent (3.25%) per year, or the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Projections” has the meaning assigned in Section 6.2.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means a Credit Extension of up to Fourteen Million Dollars ($14,000,000.00).

“Revolving Maturity Date” means October 15, 2023.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Foreign Subsidiary of Borrower, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not a Foreign Subsidiary.

“SOS Reports” means the official reports from the Secretaries of State, the Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subscriber Churn Rate” means, for any fiscal month of Borrower, a ratio expressed as a percentage equal to the remainder of (i) the aggregate amount of Monthly Recurring Revenue of the Borrower and its Subsidiaries on a consolidated basis for the trailing three (3) month period, determined as of the last day of the most recently completed month, that is attributable to Eligible Recurring Revenue Contracts that have been cancelled or, if eligible for renewal, not renewed, in each case, during such three (3) month period, divided by (ii) the aggregate amount of Monthly Recurring Revenue from Eligible Recurring Revenue Contracts of the Borrower and its Subsidiaries on a consolidated basis for the trailing three (3) month period, determined as of the last day of the most recently completed month.

“Subscriber Churn Revenue” means for any date of determination, the aggregate amount of Monthly Recurring Revenue of the Borrower and its Subsidiaries on a consolidated basis for the trailing three (3) month period, determined as of the last day of the most recently completed month, that is attributable to Eligible Recurring Revenue Contracts that have been cancelled or, if eligible for renewal, not renewed, in each case, during such three (3) month period, divided by three (3).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tax Distributions” means any distributions required to be declared or paid pursuant to Section 3.4 (or any successor provision) of the Borrower Operating Agreement.

“Third Party Merchant Services” means merchant services provided to Borrower or its Subsidiaries by American Express, Merchant e-Solutions, Inc., Worldpay, Inc., UMS Banking and/or any other third party credit card processing or merchant services provider.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. Any accounting term not specifically defined in Section 1.1 shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for (i) non-compliance with FAS 123R in monthly reporting and (ii) with respect to unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments); provided, however, that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; and provided further that (x) any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update

(the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.

(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 12:00 p.m. Pacific time on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one percent (1.00%) above the Prime Rate

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, but not less than Five Dollars ($5.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each quarter during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Borrower authorizes Bank, at its sole option, to (i) debit any of Borrower’s accounts with Bank or (ii) make demand upon Borrower for payment of all Bank Expenses. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Application of Payments. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Bank at Bank’s address shown above or at such other place as Bank may designate in writing.

(e) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. So long as no Event of Default exists, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce the Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 p.m. Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a fee equal to One Hundred Forty Thousand Dollars ($140,000.00), which shall be nonrefundable and which may be netted out of loan proceeds on the Closing Date or debited from any of Borrower’s accounts;

(b) Unused Fee. A fee, payable quarterly to Bank in arrears, in an amount equal to two-tenths of one percent (0.20%) per annum of the difference between the Revolving Line and the average outstanding principal balance of the Obligations during the applicable quarter, which fee shall be payable within five (5) days of the last day of each such quarter and shall be nonrefundable, which may be debited from any of Borrower’s accounts;

(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due; and

(d) Good Faith Deposit. Borrower has paid to Bank a good faith deposit of Twenty Thousand Dollars ($20,000) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses on the Closing Date shall be returned to Borrower; provided that Borrower shall be required to satisfy in full the Bank Expenses notwithstanding the amount of the Good Faith Deposit.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a UCC National Form Financing Statement with respect to Borrower;

(d) an intellectual property security agreement from Borrower;

(e) agreement to furnish insurance;

(f) payment of the fees and Bank Expenses then due specified in Section 2.5;

(g) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(h) an audit of the Collateral, the results of which shall be satisfactory to Bank;

(i) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(j) current Compliance Certificate in accordance with Section 6.2;

(k) a Perfection Certificate;

(l) Subject to Section 6.6, securities and/or deposit account control agreements with respect to any accounts permitted hereunder to be maintained outside Bank;

(m) an Automatic Debit Authorization;

(n) a payoff letter from PacWest in respect of the Existing Indebtedness;

(o) evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will concurrently with the initial Credit Extension, be terminated; and

(p) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens and as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral, to the extent such security interest may be perfected by the filing of financing statements under the Code and other perfection actions taken by Bank or Borrower pursuant to this Agreement. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Except with respect to Membership Lease Property, Collocation Property, personal property in transit in the ordinary course of business and movable items of personal property, where Collateral having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) subject to Section 6.6, obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations (other than inchoate indemnity obligations) are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Pledge of Collateral. Borrower hereby pledges, collaterally assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares, if any, will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Formation or Borrower Operating Agreement, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than (i) Membership Lease Property, (ii) movable items of personal property such as laptop computers, (iii) any Collateral in transit, and (iv) Collocation Property, any Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) is located solely in the Collateral States or such other locations as permitted by Section 7.10. The Eligible Recurring Revenue Contracts are bona fide existing contracts. Borrower has not received notice of an actual or imminent Insolvency Proceeding commenced by or against any customer of Borrower whose Contracts are included in any Borrowing Base Certificate as Eligible Recurring Revenue Contract. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Recurring Revenue Contracts. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, or as otherwise permitted by Section 6.6, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral owned by it, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business and intercompany licenses. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower in writing that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such invalidity, unenforceability, or claim could not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule or as Borrower may have notified Bank pursuant to Section 7.2, Borrower has not done business within the last five years under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof or such other location as Borrower has notified Bank pursuant to Section 7.2.

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator which could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and its Subsidiaries that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not required to register as an “investment company” and is not “controlled” by any company required to register as an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any applicable requirement of law relating to terrorism or money laundering, including Executive Order No. 13224, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311 5330), the Trading With the Enemy Act (50 U.S.C. §§1-44, as amended), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, signed into law October 26, 2001, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 as amended and the Criminal Justice (Terrorist Offences) Act 2005. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule or as notified to Bank pursuant to Section 6.9, Borrower is not a party to, nor is bound by, any inbound license that validly prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license other than this (i) over-the-counter software that is commercially available to the public, (ii) license agreements entered into in the ordinary course of Borrower’s business, including, without limitation, software provided by Salesforce.com, Inc., in each case, to the extent that any breach or termination thereof would not reasonably be expected to cause a Material Adverse Effect, and (iii) customary non-assignment provisions to the extent that any such provisions are ineffective under the Code.

5.13 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its material Subsidiaries’ organizational existence and good standing (i) in the case of Borrower, in the Borrower State and (ii) in the case of any Subsidiary, in the state or other jurisdiction in which Subsidiary is incorporated or formed, and shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans of such Borrower or such Subsidiary subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, in each case, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering Borrower’s and its Subsidiaries’ consolidated operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower and its Subsidiaries prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including, except with respect to the audited consolidated financial statements for the 2019 fiscal year, no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt in their capacity as such and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (v) promptly upon receipt, each management letter delivered to Borrower by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event not later than December 31 of each fiscal year, Borrower’s board submitted management preliminary outlook, and, as soon as available, but in any event not later than March 31 of each fiscal year, Borrower’s financial and business projections and budget, by month, for such fiscal year, with evidence of approval thereof by Borrower’s board of managers (as amended or revised from time to time by the Borrower’s board of managers, the “Projections”); (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (viii) within thirty (30) days after each fiscal year end, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(a) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with (i) aged listings by invoice date of accounts receivable and accounts payable; (ii) a deferred revenue report and (iii) a Monthly Recurring Revenue and Subscriber Churn Rate report.

(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements (i) a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto and (ii) the Inspirato Monthly Recurring Revenue analysis.

(c) Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims that could reasonably be expected to result in damages or costs of more than Two Hundred Fifty Thousand Dollars ($250,000.00).

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying proceeds with respect to any Collateral of any casualty policy of Borrower in an amount up to Two Hundred Fifty Thousand Dollars ($250,000.00) toward the replacement or repair of destroyed or damaged property, or the purchase of property that is otherwise useful to Borrower’s business; provided that (i) any replacement property shall be of equal or like value as the replaced Collateral; (ii) any replaced or repaired property shall be deemed Collateral in which Bank has been granted a first in priority, perfected security interest; and (iii) such property shall be repaired or replaced within ninety (90) days of the event giving rise to the casualty; and (b) after the occurrence and during the continuance of an Event of Default, all proceeds with respect to Collateral payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

6.6 Accounts. From and after the date that is twenty four (24) months from the Closing Date (such period, the “Transition Period”), Borrower shall maintain its primary operating, depository, and investment accounts with Bank except for (i) withholding, tax, escrow, fiduciary and trust accounts and any other accounts containing segregated funds or accounts held or received on behalf of third parties and deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees or (ii) segregated cash collateral accounts containing solely cash collateral subject to a Lien permitted hereunder ((i) and (ii), collectively, “Excluded Accounts”); provided that, (i) on the Closing Date, Borrower and its Subsidiaries shall have an aggregate amount of not less than Twenty Eight Million Dollars ($28,000,000.00) of Borrower’s and such Subsidiaries’ account balances with Bank; (ii) no less frequently than once every two weeks during the Transition Period, Borrower shall sweep to its accounts with Bank all amounts in any account (other than Excluded Accounts) permitted hereunder to be maintained by Borrower outside of Bank; provided, however, that Borrower may maintain up to (a) Six Million Dollars ($6,000,000.00) in its account at CitiBank ending 2953 (the “Citi Account”) and (b) One Hundred Fifty Thousand Dollars ($150,000.00) in its account at Wells Fargo Bank ending 3993 (the “Wells Account”) and Borrower shall only be required to sweep amounts in the Citi Account and Wells Account to the extent such amounts exceed Six Million Dollars ($6,000,000.00) and One Hundred Fifty Thousand Dollars ($150,000.00), respectively; provided, further, that Borrower may maintain cash in its cash collateral account at PacWest in an amount equal to One Million Seven Hundred Sixty Eight Thousand Seven Hundred Fifty Six Dollars and Sixty-Seven Cents ($1,768,756.67) or less for so long as the PacWest Letter of Credit remains outstanding; (iii) commencing forty-five (45) days following the Closing Date, any domestic accounts of Inspirato LLC (other than Excluded Accounts and the Wells Account) permitted hereunder to be maintained outside Bank shall be subject to control agreements in form and content reasonably acceptable to Bank. In the event that the accounts maintained by Borrower’s Subsidiaries outside of Bank (other than (i) withholding, tax, escrow, fiduciary and trust accounts and any other accounts containing segregated funds or accounts held or received on behalf of third parties and deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of employees of Borrower’s Subsidiaries or (ii) segregated cash collateral accounts containing solely cash collateral subject to a Lien permitted hereunder) contain, in the aggregate, (i) solely with respect to domestic accounts, more than Five Hundred Thousand Dollars ($500,000.00) (the “Subsidiary Domestic Account Threshold”) and (ii) solely with respect to foreign accounts, more than Three Million Dollars ($3,000,000.00) (the “Subsidiary Foreign Account Threshold”), at any time, Borrower shall promptly (and in any event within three (3) Business Days) cause its Subsidiaries to sweep to its accounts with Bank an amount sufficient to ensure that the Subsidiary Domestic Account Threshold and/or the Subsidiary Foreign Account Threshold, as applicable, is no longer exceeded.

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Minimum Cash. A balance of Cash at Bank of not less than Seven Million Dollars ($7,000,000.00).

(b) Subscriber Churn Rate. For any fiscal month of Borrower, a Subscriber Churn Rate of not greater than ten percent (10.0%).

(c) Trailing Twelve (12) Month Performance to Plan. Commencing with the fiscal quarter ended December 31, 2020, Borrower shall maintain trailing twelve (12) month Revenues and Adjusted EBITDA of at least eighty percent (80%) of Borrower’s projected twelve (12) month Revenues and Adjusted EBITDA, in each case determined in accordance with the Projections.

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any, in each case, in accordance with Section 6.2(viii).

(c) Borrower shall (i) give Bank not less than ten (10) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e) Borrower shall use commercially reasonably efforts to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld; provided, however, that the foregoing requirements shall not apply to any Trademarks, Patents, Copyrights, or trade secrets to the extent that Borrower has determined in good faith that the benefit of any of the foregoing actions would be outweighed by the cost and expense of taking such action.

(f) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9 Consent of Inbound Licensors. Upon entering into or becoming bound by any inbound license agreement (other than over-the-counter software that is commercially available to the public and license agreements entered into in the ordinary course of Borrower’s business, including, without limitation, software provided by Salesforce.com, Inc.), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition within thirty (30) days of entry into such license; and (ii) in good faith take such actions as Bank may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to grant a continuing pledge and security interest in the Shares of each Subsidiary that is a direct, wholly-owned Subsidiary of Borrower.

6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12 Post-Closing Covenant. Borrower will use commercially reasonable efforts to obtain a Lessor’s Acknowledgment and Subordination with respect to Borrower’s leased headquarters location on or prior to the date that is sixty (60) days following the Closing Date and, subject to Section 6.6, shall cause any securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank on or prior to the date that is forty-five (45) days following the Closing Date.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. (i) Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or (ii) except to the extent permitted by Section 6.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, in each case, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without fifteen (15) days prior written notification to Bank; replace its chief executive officer or chief financial officer without fifteen (15) days written notification to Bank after the occurrence thereof; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower and its Subsidiaries; change its fiscal year end; consummate a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except, in each case, in connection with Permitted Acquisitions.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness for borrowed money or take any actions which impose on Borrower an obligation to prepay any Indebtedness for borrowed money, except Indebtedness to Bank, capital lease obligations, corporate credit card obligations or other short-term working capital arrangements, in each case, incurred in the ordinary course of business.

7.5 Encumbrances. (i) Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens and Permitted Transfers, or (ii) covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property in favor of Bank, except (a) as is expressly permitted in Section 7.1 hereof (to the extent constituting Liens), (b) covenants with such restrictions in merger or acquisition agreements, provided that such covenants do not prohibit Borrower from granting a security interest in Borrower’s property in favor of Bank and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s property, (c) any such prohibitions imposed in respect of property that is subject to a Permitted Lien of the type described in clauses (c) or (i) of the definition thereof, (d) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment, subletting, or encumbrance thereof, (e) restrictions in any indenture relating to the assets or business of any Person acquired pursuant to a Permitted Acquisition.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; (ii) make Tax Distributions; (iii) make payments in compliance with any reimbursement obligations of Borrower provided under the Borrower Operating Agreement; (iv) repurchase the membership interests of former employees, officers, consultants or directors pursuant to repurchase or other similar agreements, in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) in any fiscal year of Borrower; (iv) distribute membership interests upon the exercise of options or warrants and make payments of cash in lieu of fractional membership interests in connection therewith; (v) issue membership interests upon the conversion of convertible securities, pursuant to the terms of such convertible securities or otherwise in exchange thereof and make payments of cash in lieu of fractional membership interests in connection therewith; (vi) make distributions or dividends consisting solely of Borrower’s membership interests; (vii) repurchase membership interests of Borrower solely with the proceeds received from a substantially concurrent issuance of membership interests or financing transaction; provided that such repurchase does not result in a Change in Control; and (viii) make other payments, distributions, redemptions, retirements or purchases in an aggregate amount not to exceed Three Hundred Seventy Five Thousand Dollars ($375,000.00) in any fiscal year of Borrower.

7.7 Investments. (i) Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, in each case, other than Permitted Investments, (ii) maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so except in accordance with Section 6.6, or (iii) suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower, other than (a) customary provisions in leases, subleases, licenses, sublicenses and other contracts. including customary net worth provisions or similar financial maintenance provisions contained therein and (b) restrictions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Person acquired pursuant to a Permitted Acquisition. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions between or among Borrower and its Subsidiaries which are not prohibited by this Agreement or any other Loan Document, (iii) equity and bridge financings with Borrower’s investors, so long as such transactions are not otherwise prohibited by this Agreement, and (iv) transactions expressly permitted by Section 7.6.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store any Inventory or the Equipment (other than Membership Lease Property, Collocation Property, personal property in transit in the ordinary course of business and movable items of personal property) with a value in excess of Three Hundred Seventy Five Thousand Dollars ($375,000.00) (per location) with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Membership Lease Property, Collocation Property, Inventory or Equipment in transit in the ordinary course of business, movable items of personal property, Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10, locations listed on the Perfection Certificate, and such other locations of which Borrower gives Bank prior written notice and takes such steps as are required pursuant to Section 4.2.

7.11 No Investment Company; Margin Regulation. Become required to register as an “investment company,” or become controlled by any Person required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12 Inspirato Mexico and Inspirato Italy Assets. Permit the aggregate value of assets held by (i) Inspirato Mexico to exceed Five Million Dollars ($5,000,000.00) at any time or (ii) Inspirato Italy to exceed Three Million Dollars ($3,000,000.00) at any time.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2 (financial covenant), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts), 6.7 (financial covenants), 6.11 (further assurances), or 6.12 (post-closing covenant) or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that would reasonably be expected to have a Material Adverse Effect;

8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9 Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Subsidiary and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree).

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.11 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty) ceases for any reason (other than Bank’s termination thereof) to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any Guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any Guarantor.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) [reserved];

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any Guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:                Inspirato, LLC

                                         1544 Wazee Street

                                         Denver, CO 80202

                                         Attn: Legal

                                         e: legal@inspirato.com

If to Bank:                      East West Bank

                                         2350 Mission College Blvd., Suite 988

                                         Santa Clara, CA 95054

                                         Attn: Bill Allen, Managing Director

                                         e: Bill.Allen@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Los Angeles County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who shall be a retired state or federal court judge, mutually selected by the parties or, if they cannot agree, then any party may seek to have a private judge appointed in accordance with California Code of Civil Procedure §§ 638 and 640 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts). The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

The parties agree that time is of the essence in conducting the referenced proceedings. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. The costs shall be borne equally by the parties.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or any other Loan Documents (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, with respect to any Loan Document, when taken together, shall constitute but one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing the applicable Loan Document (or on whose behalf such signature is executed), with the same force and effect as if such facsimile or “.pdf’ signature page were an original hereof.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower so long as such subsidiaries or Affiliates agree to be bound by confidentiality provisions equivalent to those provided herein, (ii) to prospective transferees or purchasers of any interest in the Loans provided that such prospective transferee or purchase has agreed to be bound by the provisions of this Section 12.9, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank on a non-confidential basis when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INSPIRATO, LLC

By:	/s/ Brent Handler
Name: Brent Handler
Title: CEO

EAST WEST BANK

By:	/s/ Bill Allen
Name: Bill Allen
Title: Managing Director

[Signature Page to Loan and Security Agreement]